Exhibit 99.1

National Dentex Corporation Announces Second Quarter 2003 Results

    WAYLAND, Mass.--(BUSINESS WIRE)--July 24, 2003--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the second quarter ended June 30, 2003. Sales for the quarter totaled $25,182,000 compared with $25,197,000 a year earlier. Net income for the quarter was $1,650,000 or $.48 per share on a diluted basis versus $1,871,000 or $.52 per share on a diluted basis in 2002.
    For the six months ended June 30, 2003, sales were $49,147,000 compared to $48,611,000 for the same period in 2002. Net income was $2,982,000 or $.86 per diluted share compared to $3,440,000 or $.95 per share on a diluted basis in 2002.
    David Brown, President and CEO stated: "The laboratory segment of the dental industry, particularly the crown and bridge area, has been soft throughout 2003. We believe that a portion of this segment can be temporarily deferred by patients, but in fact is eventually required and is done. In this environment, in a labor intensive industry such as ours, we are forced to look at labor costs in order to minimize the impact of the slowdown in sales growth. We recently completed a review of staffing at all of our laboratories in order to control this major expense and its related components. We anticipate that this effort will begin to impact our operating results in the second half of the year.
    Mr. Brown further added: "Another area we must take advantage of in this environment is our acquisition program. We are finding our opportunities to acquire quality laboratories increasing. Several weeks ago we announced the acquisition of Salem Dental Laboratory in Cleveland, Ohio, a laboratory with over $2,000,000 of annual revenues and an outstanding, long term reputation in its marketplace. Also, this week we signed a letter of intent to acquire another laboratory of similar size to Salem Dental. This acquisition is subject to the completion of due diligence and the execution of definitive agreements, with a closing anticipated on or about September 1, 2003.
    Mr. Brown concluded: "With acquisitions such as these, a continuing focus on cost controls, in particular labor and labor related costs, and our national marketing campaign, the NDX Reliance(TM) Program, we believe we will be able to make up the year to date shortfall in earnings of $.09 per share and produce an annual earnings per share number for 2003 equal to the $1.66 in 2002. While this is down from our guidance issued in November 2002, we believe that this level of performance in light of the current business climate, will position the Company for future growth opportunities as industry trends improve."
    National Dentex Corporation serves an active customer base of over 18,000 dentists through dental laboratories located in 28 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    This press release contains forward-looking statements. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, the Company's actual results could be materially different from what is expressed in such forward-looking statements. Important factors that may affect future operating results include the effects of adverse changes in economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor and material costs and other factors described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.


                      National Dentex Corporation
                           Earnings Results

                 (In Thousands, except per share data)

                                      Quarter Ended   Six Months Ended
                                         June 30,         June 30,
                                       2002    2003     2002    2003

Net Sales                            $25,197 $25,182  $48,611 $49,147
Cost of Goods Sold                    14,462  14,876   28,092  29,286
   Gross Profit                       10,735  10,306   20,519  19,861

Operating Expenses                     7,537   7,528   14,688  14,872
   Operating Income                    3,198   2,778    5,831   4,989

Other Expense                             63      75       93     128
Interest Income                           10       6       43      15
   Income Before Tax                   3,145   2,709    5,782   4,876

Income Taxes                           1,274   1,059    2,342   1,894
   Net Income                         $1,871  $1,650   $3,440  $2,982

Weighted Average
   Shares Outstanding:
      - Basic                          3,479   3,421    3,465   3,412
      - Diluted                        3,615   3,464    3,603   3,455

Net Income per Share:
      - Basic                          $0.54   $0.48    $0.99   $0.87
      - Diluted                        $0.52   $0.48    $0.95   $0.86


                      National Dentex Corporation
                      Selected Balance Sheet Data

                            (In thousands)

                                               December 31,   June 30,
                                                  2002          2003


Cash and Equivalents                               $5,808      $5,677
Accounts Receivable - net                          10,484      11,468
Current Assets                                     24,300      25,296
Current Liabilities                                 8,801       8,582

Working Capital                                    15,499      16,714

Total Assets                                       65,817      68,355

Long Term Obligations                               3,070       2,535
Stockholders' Equity                              $53,946     $57,238

    CONTACT: National Dentex Corporation
             Richard F. Becker, 508/358-4422